VICTORY VARIABLE INSURANCE FUNDS II

DECLARATION OF TRUST, dated as of October 21, 2024, is made by the individual trustee identified on the signature page hereto (the “Trustee”). The Trustee hereby agrees as follows:

1.The trust formed hereby (the “Trust”) shall be known as “VICTORY VARIABLE INSURANCE FUNDS II” in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq. (the “Statutory Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto as Exhibit A. The Trust is hereby established by the Trustee for the purpose of becoming a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and engaging in such other activities as are necessary, convenient or incidental thereto. The Trust may issue separate series of beneficial interests (each a “Series”) pursuant to Section 3806(b)(2) of the Statutory Trust Act, and each Series shall be a separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Statutory Trust Act. Separate and distinct records shall be maintained for each Series and the assets associated with each Series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the assets of the Trust or any other Series, in each case to the extent required under Section 3804(a) of the Statutory Trust Act. Pursuant to Section 3804(a) of the Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or any other Series and, unless otherwise provided in the Declaration of Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series.

3.The Trustee intends that an amended and restated Declaration of Trust, satisfactory to each party thereto, will be entered into to provide for the contemplated operation of the Trust formed hereby. Prior to the execution and delivery of such amended and restated Declaration of Trust, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as required by law.

4.The Trustee may from time to time appoint, remove and replace one or more officers of the Trust and delegate to such officers the rights, powers and duties as determined by the Trustee. The following person or persons are hereby appointed to the office listed opposite such person’s name, to serve until (a) such person’s successor shall have been elected and shall have qualified, (b) such person’s death or (c) such person has resigned or has been removed by the Trustee or any successor trustees:

Thomas Dusenberry, President

Scott A. Stahorsky, Vice President

Carol D. Trevino, Treasurer

Patricia McClain, Secretary

5.The Trustee and the officer(s) of the Trust are hereby authorized: (i) to prepare and file with the U.S. Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a Registration Statement on Form N-1A (the “Registration Statement”),

including any pre-effective or post-effective amendments to such Registration Statement, relating to the registration of the securities of the Trust under the 1940 Act; (b) any additional filing request, report or application or amendment thereto with the Commission that may be required from time to time under the 1940 Act, the Securities Act of 1933, as amended or the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder; (ii) to cause the Trust to elect to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, as may be set forth in a Registration Statement referenced herein; (iii) to prepare, execute and file, in each case on behalf of the Trust, such applications, reports and other papers and documents as may be required by the Financial Industry Regulatory Authority, Inc.; (iv) to prepare, execute and file, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the securities of the Trust under the securities or “blue sky” laws of such jurisdictions as the Trustee and officers may deem necessary or desirable; (v) to negotiate the terms of, and execute on behalf of the Trust, such distribution agreements, investment advisory agreements, administrative and accounting agreements, transfer agent agreements, custody agreements, agreements relating to the engagement of auditors, tax advisors and counsel, and other contracts among the Trust and any other persons relating to the issuance of the securities of the Trust or as referenced or contemplated by the Registration Statement, satisfactory to each such party; and (vi) to make any and all necessary filings and to take any and all actions, including, without limitation, the execution and delivery of any and all documents, amendments, certificates or other instruments, including with respect to any exemptive relief sought by the Trust from the Commission, that they, together with and upon the advice of counsel, shall deem necessary or advisable to conduct the business of the Trust, such determination to be conclusively evidenced by the taking of such actions and steps and the execution and delivery of such documents, amendments, certificates or other instruments.

6.The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed or a resolution adopted by a majority of the Trustees, which may increase or decrease the number of Trustees; provided, however, that the number of Trustees shall in no event be less than one (1). Subject to the foregoing, the Trustees, acting by majority vote, are entitled to appoint or remove without cause any Trustee at any time. Any Trustee may resign upon ten (10) days’ prior notice to the Trust or upon such lesser notice as the Trust may accept.

7.(a) The Trustee and the officers of the Trust (the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Trustee or any holder of the Trust’s securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Declaration of Trust or by law, except that a Fiduciary Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of that Fiduciary Indemnified Person’s willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties to the Trust with respect to such acts or omissions.

(b)The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the trust estate.

8.The Trust shall, to the fullest extent permitted by applicable law,

(a)indemnify and hold harmless each Fiduciary Indemnified Person from and against any loss, damage, liability, claim, action, suit, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust, except that no Fiduciary Indemnified Person shall be entitled to be indemnified in respect of any loss, damage, liability, action, suit or claim incurred by that Fiduciary Indemnified Person by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties to the Trust with respect to such acts or omissions; and

(b)advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.

The provisions of Section 8 shall survive the resignation or removal of the Fiduciary Indemnified Persons.

9.This Declaration of Trust and the Certificate of Trust, and any provisions contained therein, may be amended, altered, changed or repealed with the consent of the Trustee (or, if the Trustee is no longer then serving, the consent of a majority of the successor trustees) and any such amendment, alteration, change or repeal shall not require the consent or approval of any other person or entity.

10.The Trust may dissolve, wind-up and terminate without issuing any securities at the election of the Trustee.

11.This Declaration of Trust and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the day and year first above written.

TRUSTEE:

/s/ David C. Brown

Name: David C. Brown

Exhibit A

Certificate of Trust

[see attached]

CERTIFICATE OF TRUST

OF

VICTORY VARIABLE INSURANCE FUNDS II

This Certificate of Trust of VICTORY VARIABLE INSURANCE FUNDS II (the “Trust”) is being duly executed and filed by the undersigned, as sole trustee, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

1.Name. The name of the statutory trust is VICTORY VARIABLE INSURANCE FUNDS II.

2.Registered Agent. The business address of the registered office of the Trust in the State of Delaware is Delaware Corporation Organizers, Inc., 1201 North Market Street, 18th Floor, P.O. Box 1347, City of Wilmington, County of New Castle, Delaware 19801. The name of the Trust’s registered agent at such address is Delaware Corporation Organizers, Inc.

3.Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

4.Series Trust. Notice is hereby given that, pursuant to Section 3804 of the Act, the Trust has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with the Act.

/s/ David C. Brown

Name: David C. Brown

as Trustee and not individually